Exhibit 10.14
IMMUNOCORE

IMMUNOCORE

Contract of Employment

Tina St Leger

Dated 2 August 2021

IMMUNOCORE

AMENDED AND RESTATED CONTRACT OF EMPLOYMENT

1.	PARTIES

1.1
This employment agreement is made between Tina St Leger, [***], “you” and your employer, Immunocore Limited (company number 06456207), 101 Park Drive, Milton Park, Abingdon, Oxfordshire, OX14 4RY (hereinafter called “THE COMPANY”) and is effective as of the date of this employment agreement.

2.	COMMENCEMENT OF EMPLOYMENT

2.1
Your employment by THE COMPANY shall commence on 4 January 2022, or such earlier date as may be agreed between the parties (“Commencement Date”), and will continue subject to the provisions in clauses 12 and 13 and Schedule 1. No employment with a previous employer counts as part of your period of continuous employment with THE COMPANY.

3.	RIGHT TO WORK IN THE UK – INFORMATION AND CHECKS

3.1	Before starting employment, you must provide THE COMPANY with acceptable evidence of your right to work in the UK.

3.2	The following provisions apply if your stay in the UK is subject to a time limit.

a.
If THE COMPANY asks (and, in any case, before the expiry of your right to work) you must show THE COMPANY (and allow THE COMPANY to copy) such documents and other evidence as the Home Office accepts as showing that you have the right to work in the UK. Information on what documents and evidence are acceptable may be obtained from the HR Administrator.

b.
If you are sponsored by THE COMPANY under the Home Office’s Points Based System, you must give THE COMPANY contact details (including your address and any phone numbers you use) and let THE COMPANY know if these change. You must also comply with any policy or procedure THE COMPANY may have relating to sponsorship and your and THE COMPANY’s obligations.

3.3	You must tell THE COMPANY immediately of any changes in your immigration status or personal circumstances which may affect your right to work in the UK.

3.4	THE COMPANY may provide the Home Office with information about you from time to time.

IMMUNOCORE	Contract of Employment

4.	JOB TITLE/DESCRIPTION AND REPORTING STRUCTURE

4.1
You are employed in the position of Chief Human Resources Officer and your duties will be designated from time to time by the Chief Executive Officer. You must carry out any duty consistent with your job title that THE COMPANY may assign to you and comply with any reasonable instructions that THE COMPANY gives you.

4.2	You will be responsible to Bahija Jallal, Chief Executive Officer.

4.3	THE COMPANY reserves the right to change the job title assigned to your position or the reporting structure in the organisation at any time.

4.4	During your employment, you must:

a.
use your best endeavours to promote, protect, develop and further THE COMPANY’s business and the business of any holding company or subsidiary of THE COMPANY from time to time and any other subsidiary of any holding company of THE COMPANY from time to time, where “holding company” and “subsidiary” have the meanings given in section 1159 of the Companies Act 2006 (“Group Company”);

b.	unless prevented by incapacity, devote the whole of your time, attention and abilities to THE COMPANY’s business;

c.	diligently exercise such powers and perform any duties that THE COMPANY may assign to you;

d.	comply with all reasonable and lawful directions that THE COMPANY may give you;

e.	ensure that you maintain the highest standards of conduct at all times and conduct your personal and working life in a way that does not damage or risk damaging THE COMPANY’s reputation;

f.	familiarise yourself and comply with any policies, procedures and rules that THE COMPANY may issue from time to time;

g.	report your own wrongdoing and any wrongdoing or prospective wrongdoing of any other employee or director of THE COMPANY or of any Group Company to THE COMPANY immediately on becoming aware of it;

h.
promptly disclose to THE COMPANY any information which comes into your possession which may materially adversely affect THE COMPANY’s interests, including any information about another employee’s plans to compete with THE COMPANY (even if doing so might involve disclosing information relating to your own activities);

i.	not exceed the limits of any authority that THE COMPANY gives you from time to time; and

IMMUNOCORE	Contract of Employment

j.	not commit THE COMPANY to any expenditure or obligations of an unusually onerous or exceptional nature without the prior consent of THE COMPANY.

4.5	THE COMPANY may require you to carry out work for, or assign your employment to, any Group Company at any time.

5.	WORKING HOURS, TIME AND ATTENTION TO DUTIES AND PLACE OF WORK

5.1	The basic working hours are 37.5 hours per week: from 9.00 a.m. to 5.30 p.m. Monday to Thursday and from 9.00 a.m. to 4.15 p.m. on Friday, with 45 minutes for lunch.

5.2
You may however be required to work such additional hours as are necessary for the performance of your duties and/or as the needs of the business dictate. This has already been taken into account in determining your salary and benefits and you will not be entitled to extra pay or time off in lieu if you work additional hours. THE COMPANY may vary your core working hours from time to time on reasonable notice.

5.3
You agree that you may work for more than an average of 48 hours a week unless you notify THE COMPANY in writing at the time of signing this Agreement that you do not wish to do so. If you change your mind about the agreement to work for more than an average of 48 hours a week, you must give THE COMPANY three months’ notice in writing.

5.4	If THE COMPANY requests, you must keep such records and permit such monitoring or restrictions of your working time as THE COMPANY requires.

5.5
You should devote all your time and effort during normal working hours to your duties on behalf of THE COMPANY. You are not allowed to engage in any other employment while you work for THE COMPANY without THE COMPANY’s written consent.

5.6
Your normal place of work will be THE COMPANY’s premises at Milton Park, Abingdon, Oxford or such other location as THE COMPANY reasonably directs. The nature of your job is such that you may also be required to travel within the United Kingdom or overseas, and to work temporarily at any location within the UK or overseas, including the premises of any Group Company and of THE COMPANY’s clients/customers.

5.7
THE COMPANY reserves the right to relocate your normal place of work within a radius of 30 miles of Milton Park. Ample notice will be given of any relocation and employees will be consulted as to suitable sites.

6.	REMUNERATION

6.1
Your basic salary is £265,000 per annum payable in 12 equal monthly amounts in arrears (“Base Salary”). Your salary is normally reviewed annually in January. However, there is no right to a review or to an increase. When reviewing salaries THE COMPANY may take into account whatever factors THE COMPANY considers appropriate. These will not necessarily be the same from year to year or as between employees of similar status. Any increase is discretionary. THE COMPANY will not pay any increase (whether notified to you or not) if either party has given the other notice of termination of employment before that increase takes effect.

IMMUNOCORE	Contract of Employment

6.2
Your salary will accrue from day to day and will be paid by bank credit into your designated bank account unless otherwise agreed on the last working day of the month. Your remuneration will be subject to such deductions in respect of income tax, national insurance contributions and any other deductions as may from time to time be appropriate in terms of UK law.

6.3
You shall be eligible to receive an annual performance bonus (the “Annual Bonus”) with an annual target of 40% (the “Target Percentage”) of your then-current Base Salary (the “Target Bonus”).  The Annual Bonus will be based upon the assessment of the Board of Directors (the “Board”) of Immunocore Holdings Plc (incorporated in England and Wales with company number 13119746), of which THE COMPANY is a wholly owned subsidiary (the “Parent”) (or a committee thereof) of your performance and THE COMPANY’S attainment of targeted goals (as established by the Board or a committee thereof in its sole discretion) over the applicable calendar year. The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings.  No amount of any Annual Bonus is guaranteed at any time, and, except as otherwise stated in Schedule 1, paragraph 3.1, you must be an employee in good standing through 31 December of the year to which the bonus is attributable to be eligible to receive an Annual Bonus and no partial or prorated bonuses will be provided.  Unless otherwise stated in Schedule 1, any Annual Bonus, if awarded, will be paid at the same time annual bonuses are generally paid to other similarly-situated employees of THE COMPANY, but no later than March 15 of the year following the year to which such bonus relates, and will be paid in cash or in securities, as determined by the Board (or committee thereof).  Any Annual Bonus will be subject to recoupment in accordance with any clawback policy that THE COMPANY is required to adopt pursuant to the listing standards of any national securities exchange or association on which THE COMPANY’S or any Group Company’s securities are listed or as is otherwise required by applicable law and any clawback policy that THE COMPANY otherwise adopts, to the extent applicable and permissible under applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to Good Reason (as defined in Schedule 1 Paragraph 2.4).  Except as otherwise stated in Schedule 1, in the event you leave the employment of THE COMPANY for any reason prior to the date the Annual Bonus is paid, you are not eligible to earn such Annual Bonus, prorated or otherwise.

6.4	THE COMPANY will reimburse all reasonable business expenses as long as they are supported by receipts and reasonably incurred by you in the proper performance of your duties.

6.5	Any payments due from you to THE COMPANY (or to a Group Company) may be deducted from your salary and from any other money due to you from THE COMPANY (or from a Group Company).

6.6
Subject to the approval of the Remuneration Committee of the Parent, effective upon the Parent’s next scheduled grant date following the Commencement Date, you will be granted an option (the “Option”) to purchase 70,000 ordinary shares of Parent (“Shares”).  The Option shall be granted pursuant and subject to the Immunocore Holdings Plc 2021 Equity Incentive Plan (the “Plan”) and other documents issued in connection with the grant (the “Option Documents”), at an exercise price equal to the Fair Market Value (as defined in the Plan) of a Share on the date of grant, in accordance with the terms of the Plan.  The Option will vest and become exercisable as to ¼ of the Shares under Option on the first anniversary of the Commencement Date and as to 1/12th of the remaining shares under Option quarterly thereafter, subject to your continued employment; the specific terms and conditions of the Option will be as set forth in the Plan and Option Documents and other applicable documents, which you may be required to sign, and the Option shall be subject to all of the terms and conditions of the Plan and the relevant Option Documents.

IMMUNOCORE	Contract of Employment

6.7
You shall be eligible to receive an annual performance based equity award (the “Annual Equity Award”) over Shares with a target Fair Market Value (as defined in the Plan) of 200% of your then-current Base Salary.  The Annual Equity Award will be based upon the assessment of the Board (or a committee thereof) of your performance and that of the Parent and its group. Annual Equity Awards (if any) will be granted annually, starting with the Parent’s next scheduled grant date following the Commencement Date.  Annual Equity Awards (if any) will be granted pursuant and subject to the Plan and other documents issued in connection with the grant (the “Annual Equity Award Documents”), at an exercise price equal to the Fair Market Value (as defined in the Plan) of a Share on the date of grant, in accordance with the terms of the Plan.  Annual Equity Awards (if any) will vest and become exercisable over a vesting schedule which shall not materially differ to that applicable to annual equity awards granted to similarly situated executives for that performance period, subject to your continued employment.  The specific terms and conditions of Annual Equity Awards will be as set forth in the Plan and Annual Equity Award Documents and other applicable documents, which you may be required to sign, and the Annual Equity Awards shall be subject to all of the terms and conditions of the Plan and the relevant Annual Equity Award Documents. No amount of any Annual Equity Award is guaranteed at any time and you must be an employee in good standing on the applicable grant date to be eligible to receive an Annual Equity Award.

6.8
Without prejudice to your rights pursuant to paragraph 3.1.5 of Schedule 1, you shall have no right to compensation or damages on account of any loss in respect of the Option or any Annual Equity Award where this loss arises (or is claimed to arise), in whole or in part, from:

6.8.1	termination of office or employment with; or

6.8.2	notice to terminate office or employment given by or to,

any Group Company or any former Group Company. This exclusion of liability shall apply however termination of office or employment, or the giving of notice, is caused, and however compensation or damages are claimed.

6.9
You will be eligible to receive a one-off sign-on bonus in the amount of £50,000 (the “Sign-On Bonus”). The Sign-On Bonus is subject to income tax and national insurance deductions and will be processed in the first payroll following the Commencement Date. If you give notice to terminate your employment with the Company for any reason or your employment is terminated by the Company summarily, in either case within 12 months following the Commencement Date, you will be required to repay the Sign-On Bonus to the Company. You agree that the Company is entitled to deduct any such sum which is due from you from your final payments of salary and/or any outstanding payments due to you from the Company.

IMMUNOCORE	Contract of Employment

7.	HOLIDAY ENTITLEMENT AND OTHER LEAVE

7.1
THE COMPANY’s holiday year is the calendar year from 1 January to 31 December. In any calendar year in which you are continuously employed by THE COMPANY, you are entitled to all public holidays in England and Wales plus 25 days paid holiday. If you are required to work on a public holiday, you will be entitled to one day of holiday for each such day worked, which should be taken before the end of the next calendar month. You should arrange to take your full holiday entitlement during each calendar year. There will be no pay in lieu of holidays not taken except in respect of untaken holiday on termination of employment. Further information can be found in THE COMPANY’s Leave Policy.

7.2
Holidays should be taken at times convenient to THE COMPANY and you should give a minimum of one month’s notice; therefore you should note that the provisions of Regulation 15(1) of the Working Time Regulations are varied by this paragraph. On occasion THE COMPANY may exercise its discretion to reduce this notice requirement.

7.3
Mid-year starters and leavers are entitled to be paid for all public holidays which occur during their employment with THE COMPANY, plus a pro rata amount of their full year entitlement based on the proportion of the year for which they are employed.

7.4
If your employment terminates part way through a holiday year THE COMPANY will pay you 1/260 of your Base Salary for each day’s holiday which has accrued for that holiday year but not been taken. If you have exceeded your accrued entitlement, you must repay the appropriate sum (adopting the same calculation set out above). THE COMPANY may deduct any repayment from any sums due to you.

7.5	THE COMPANY follows statutory requirements on maternity and paternity leave and pay; further details are to be found on THE COMPANY’s intranet.

7.6	THE COMPANY follows statutory requirements on time off for family emergencies. Further details are to be found on THE COMPANY’s intranet.

7.7	Study leave may be given by arrangement with your manager and Human Resources when any exams are sat.

7.8
Occasionally you may need to be absent from work due to reasons of public duty. Paid leave of absence for such duties will be at the discretion of your Head of Department; should jury service be required this will be on a paid leave of absence basis.

7.9
Should you be called on to perform jury service, you should keep your manager informed and obtain from the court any payment due by completing the necessary forms. The receipt for any such payment should be sent to THE COMPANY whereupon the balance of your normal salary will be paid for the time absent. Travelling and meal allowances will not be taken into consideration in calculating the balance due.

IMMUNOCORE	Contract of Employment

8.	ABSENCE FROM WORK AND SICK PAY

8.1
If you are unable to report for work for any reason you should notify the person to whom you are responsible by calling them, or if they are unavailable, you should contact a member of the HR department, as early as possible on the first day of absence. You must explain the reason for your absence and give as much information as you can about when you expect to return to work. If you are unable to do this yourself, you should arrange for it to be done on your behalf.

8.2
Where absence lasts more than one day, you must continue to contact THE COMPANY to provide updates every working day or at whatever other intervals THE COMPANY may reasonably request. You should remain contactable whilst on sick leave.

8.3
If you are unable to work because of sickness you should immediately on your return to work complete a self-certification form and hand it to the person to whom you are responsible. If the period of sickness exceeds seven consecutive calendar days you should produce a doctor’s medical certificate.

8.4
Subject to THE COMPANY’s discretion, you may receive Company Sick Pay from the first day of absence providing you comply with the provisions of clauses 8.1 and 8.2 above. THE COMPANY reserves the right to withhold Company Sick Pay where employees fail to comply (excluding any statutory sick pay (“SSP”), if payable).

8.5
If you receive Company Sick Pay, this will only be available for 65 working days at full pay and a further 65 working days at half pay in any rolling period of 12 months (inclusive of any SSP). Once you have exhausted your entitlement, you will have no entitlement to further sick pay until you have returned to work on full duties for a continuous period of two months. For SSP purposes your qualifying days are Monday to Friday.

THE COMPANY will take account of any factors it considers relevant in the circumstances when determining whether to pay Company Sick Pay including:

a.	Your length of service;

b.	The nature of your illness;

c.	Your previous performance.

If THE COMPANY decides not to pay you Company Sick Pay, this will not affect your right to receive SSP if payable. Absence due to sickness has a significant cost implication for THE COMPANY’s business. A high level of periodic absence for minor ill health causes will be of concern to THE COMPANY.

9.	COMPANY PENSION SCHEME AND INSURANCES

9.1	The COMPANY will comply with the employer pension duties in respect of you in accordance with Part 1 of the Pensions Act 2008.

IMMUNOCORE	Contract of Employment

9.2
The COMPANY pension scheme is a Group Self Invested Personal Pension (SIPP); the scheme is a salary sacrifice one. You must contribute at least 3% of your basic salary but you may contribute more, subject always to the rules of the Scheme and the Inland Revenue limits. THE COMPANY will match your contributions to a maximum limit of 5% of your salary. You consent to THE COMPANY deducting your pension contributions from your salary.

9.3
You are entitled to membership of a scheme providing life assurance of four times basic salary (irrespective of whether you are a member of the pension plan), subject to the limits of the policy in place at the time of any claim.

9.4	THE COMPANY currently operates:

a.	a private medical insurance scheme currently provided by Bupa which will be available to you, your spouse and any children under the age of 24; and

b.	a Group Income Protection Scheme (GIP), under which benefits may be received by THE COMPANY from an insurer and paid to you.

9.5
Benefits under the Schemes referred to in clauses 9.3, 9.4a and 9.4b (“THE SCHEMES”) shall be subject to the rules of THE SCHEMES and the terms of any applicable insurance policy and are conditional on whether the relevant insurer considers you (and any other beneficiaries, as applicable) have satisfied the relevant terms, conditions and requirements of THE SCHEMES. THE COMPANY will pay benefits to you (and any other beneficiaries, as applicable) only to the extent that and for so long as THE COMPANY receives benefits from the relevant insurer for payment to you. THE SCHEMES are also subject to THE COMPANY’s right to alter the cover provided or any term of THE SCHEMES or to cease to provide (without replacement) THE SCHEMES or one or more of them at any time. The replacement, discontinuance or change in terms, conditions or requirements of a scheme may result in the loss of any benefit you may be receiving or about to receive at the time.

9.6
If the relevant insurer refuses or otherwise fails to provide cover or benefits under any of THE SCHEMES, THE COMPANY will pass to the insurer such reasonable representations as you may wish to make in respect of such refusal or failure. However, THE COMPANY will have no duty to take any further steps or to incur expense in relation to such refusal or failure (and, in particular, will have no obligation to obtain medical reports or to take proceedings against any such insurer).

9.7
Whether or not you are in receipt of benefits under the current or any replacement GIP scheme, THE COMPANY may terminate your employment for any reason even if such termination results in you losing any existing or prospective benefits under the GIP scheme.

10.	MEMBERSHIP OF TRADE UNIONS

10.1	Nothing in these Terms and Conditions of Employment detracts from your freedom of choice with regard to membership of a Trade Union or Professional Body.

10.2	No collective agreements affect your terms and conditions of employment.

IMMUNOCORE	Contract of Employment

11.	PROFESSIONAL FEES

11.1
If THE COMPANY agrees that membership of an appropriate Professional Body is a benefit to THE COMPANY you may claim the membership fee as an expense. Except by special agreement, only one membership fee per year may be claimed.

12.	TERMINATION AND NOTICE PERIOD

12.1
Either party may terminate your employment by giving to the other not less than six months’ notice in writing.  Notwithstanding the foregoing, the first six months of your employment with THE COMPANY will be a probationary period. THE COMPANY may extend the duration of your probationary period for such period as THE COMPANY considers appropriate. If THE COMPANY considers it appropriate, THE COMPANY may exercise the power to extend on more than one occasion. During the probationary period (including any extended period) either you or THE COMPANY may terminate your employment by giving to the other not less than one month’s notice in writing (which may expire after the end of the probationary period).

12.2
Where notice of termination has been given by either party pursuant to clause 12.1 or if you seek to or indicate an intention to terminate the employment, provided that you continue to be paid and enjoy full contractual benefits until the employment terminates in accordance with the terms of this Agreement, THE COMPANY may in its absolute discretion without breaking the terms of this Agreement or giving rise to any claim against THE COMPANY for all or part of the notice period:

a.	exclude you from the premises of THE COMPANY;

b.	require you to carry out specified duties other than those referred to in clause 4.1 or to carry out no duties;

c.	instruct you not to communicate orally or in writing with suppliers, customers, employees, agents or representatives of THE COMPANY, until your employment has terminated.

12.3
If THE COMPANY exercises the right in clause 12.2 you must continue to comply with your implied duties, including those of good faith and fidelity and continue to comply with the express duties set out in this Agreement, except those from which THE COMPANY explicitly releases you.

12.4
Instead of requiring you to work during your notice period (or any remaining part of it), THE COMPANY may at its discretion choose to terminate your employment immediately and, in lieu of any entitlement to notice, pay you a sum equivalent to the basic salary (subject to such deductions for tax and national insurance contributions as may be required) that you would have been paid during your notice period (or the remaining part of it) in monthly instalments over the period equivalent to your notice period (or the remaining part of it) (the “PILON”). THE COMPANY reserves the right to require you to take all, some or none of any outstanding holiday entitlement during your notice period.

IMMUNOCORE	Contract of Employment

12.5	Without prejudice to the above, the provisions of Schedule 1 govern the amount of compensation, if any, to be provided to you upon termination of employment.

13.	SUMMARY TERMINATION

13.1	THE COMPANY may terminate your employment without notice or payment in lieu of notice in appropriate circumstances, including but not limited to, if:

a.	THE COMPANY reasonably considers that you are guilty of gross misconduct or serious negligence;

b.	you commit any serious breach of this Agreement or repeated or continuing material breach of your duties (including unsatisfactory performance);

c.	THE COMPANY or Group Company reasonably considers that you have materially damaged or risk materially damaging your own or THE COMPANY’s reputation;

d.	you are in breach of any warranty given in this Agreement;

e.	you are convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed).

14.	RETURN OF PROPERTY AND PASSWORDS

14.1	Upon termination of your employment you must:

a.
immediately return all items of THE COMPANY’s property which you have in your possession in connection with your employment (including any car, keys, security pass, mobile phone, computer, disks, tapes, memory sticks, business cards, credit cards, documents or copies of documents); and

b.
if you have any document or information belonging to THE COMPANY on a personal computer (which is not to be returned under the above provisions), forward a copy to THE COMPANY and then irretrievably delete the document or information. You will permit THE COMPANY to inspect any such computer on request to ensure such steps have been taken.

14.2	If asked to do so, you must inform THE COMPANY of any computer passwords used by you in the course of your employment or any passwords of which you are otherwise aware.

14.3
THE COMPANY may withhold payment of your final salary or any other payment due or outstanding upon termination of your employment until you have fully complied with your obligations to return property and reveal passwords.

IMMUNOCORE	Contract of Employment

15.	INVENTIONS

15.1	For the purpose of this clause:

“Invention” means any invention, improvement, modification, device, concept, process, formula, model or prototype which is created, devised, developed, discovered or worked on by you (whether alone or jointly) during the period of your employment by THE COMPANY which is:

a.	capable of exploitation by THE COMPANY in the normal course of THE COMPANY’s business; or

b.	so created, devised, developed, discovered or worked on by you during the course of or in connection with your employment by THE COMPANY;

“Intellectual Property Rights” means:

a.
patents, petty patents, short term patents, utility models, registered designs, trade or service marks, present and future copyright, performance rights, unregistered design rights, database rights, rights in any compilation of data, rights in any trade, brand or business names, rights in any trading style or getup, rights in goodwill or any and all other analogous rights subsisting anywhere in the world whether registered or unregistered; and

b.	any application for or any right to apply for registration of any such right; and

c.	any revival, extension, renewal or reversion of any such right; and

d.	the benefit (subject to the burden) of any agreement, arrangement or licence in connection with any such right;

“Work” means any material, data, document or object (whether in electronic or physical form), idea, information, name, trading style or get up, business method, trade secret, know-how, technique or goodwill which is created, devised, developed, delivered, discovered or worked on by you (whether alone or jointly) during the period of your employment by THE COMPANY which is:

a.	capable of exploitation by THE COMPANY in the normal course of its business; or

b.	so created, devised, developed, discovered, delivered or worked on by you during the course of or in connection with your employment by THE COMPANY.

15.2	You agree that, because of the nature of your duties and responsibilities, you are under a special obligation to further THE COMPANY’s interests.

15.3	You:

a.	agree that all Works and any Inventions (including all Intellectual Property Rights in the Works and Inventions) belong to THE COMPANY from the date of creation;

b.
(to the extent that they do not vest automatically) hereby assign to THE COMPANY with full title guarantee and free from all encumbrances (and in the case of copyright and design right by way of a present assignment of future copyright or design right as applicable) all Intellectual Property Rights in the Works and in any Inventions;

IMMUNOCORE	Contract of Employment

c.
undertake to do anything reasonably required (both during and after the termination of your employment) to ensure that all such Intellectual Property Rights belong to or are assigned to THE COMPANY and to assist THE COMPANY in obtaining, registering, protecting, maintaining, enforcing or defending them (although THE COMPANY will not be obliged to do so);

d.	will promptly disclose in writing and deliver any Inventions to THE COMPANY and will not disclose any Inventions to anyone else without its prior consent; and

e.
(both during and after the termination of your employment) will give any information, explanations or demonstrations reasonably requested of you to enable THE COMPANY to make use of any Works or Inventions.

15.4
You undertake to do anything reasonably required (both during and after the termination of your employment) to ensure that any domain names registered in your name during the course of or in connection with your employment by THE COMPANY are assigned to THE COMPANY (although THE COMPANY will not be obliged to maintain any registrations).

15.5	If any moral right or analogous right arises in respect of any Work or Invention you:

a.	hereby irrevocably waive and agree not to assert (save as directed by THE COMPANY) such rights; and

b.	will ensure that all applicable consents have been obtained to entitle THE COMPANY to make the fullest use of such rights without restriction or further payment.

15.6
You consent to THE COMPANY doing any act, which would, in the absence of such consent, infringe your rights in performance under Part II of the Copyright, Designs and Patents Act 1988 or any similar legislation anywhere in the world (such as recording a presentation or workshop given by you).

15.7
You irrevocably appoint such director as THE COMPANY may nominate to be your attorney and in your name and on your behalf to execute any documents and do any acts necessary to ensure that you comply with your obligations under this clause.

15.8
Save as provided above or as required for the purpose of obtaining patent protection, you shall keep all details of any Invention confidential to you and any solicitor, counsel or patent agent instructed by you. You shall not without THE COMPANY’s prior written consent apply for a patent in any country in relation to any Invention belonging to THE COMPANY and shall promptly inform THE COMPANY if you apply for a patent in any country for an Invention belonging to you.

IMMUNOCORE	Contract of Employment

16.	CONFIDENTIAL BUSINESS INFORMATION

16.1
For the purposes of clause 16, “Confidential Business Information” means any trade secrets or other information which is confidential, commercially sensitive and is not in the public domain relating or belonging to THE COMPANY and/or any Group Company, including but not limited to:

a.	corporate information;

b.	marketing information;

c.	technical information;

d.	lists of actual or potential clients;

e.	details of business methods, pricing strategy, or management plans; and

f.	personal information about any director, employee, consultant or worker;

g.	other information to which THE COMPANY or any Group Company attaches an equivalent level of confidentiality or in respect of which it owes an obligation of confidentiality to any third party.

Confidential Business Information does not include information which is generally known or easily accessible by the public, unless it is generally known or easily accessible by the public because of a breach of your obligations.

16.2	You shall not either during the continuance of your employment or at any time after its termination:

a.	disclose or communicate to any person or permit or enable any person to acquire any Confidential Business Information other than for any legitimate purposes of THE COMPANY; or

b.
use or attempt to use any of the Confidential Business Information in any manner which may injure or cause loss either directly or indirectly to THE COMPANY, any Group Company or its or their clients or may be likely to do so or for any purpose other than in the discharge of your duties under this agreement; or

c.	sell or seek to sell to anyone Confidential Business Information other than for any legitimate purpose of THE COMPANY; or

d.	obtain or seek to obtain any financial advantage direct or indirect from the disclosure of Confidential Business Information other than for THE COMPANY.

16.3
During the continuance of your employment and at all times after its termination you shall use your best endeavours to prevent the unauthorised publication or disclosure of the Confidential Business Information.

IMMUNOCORE	Contract of Employment

16.4	This clause shall not apply to:

a.	information or knowledge which comes into the public domain other than by your default;

b.	any information which you have acquired other than through the performance of your duties for THE COMPANY;

c.	any information which is required to be disclosed by you by order of a court of competent jurisdiction or an appropriate regulatory authority or otherwise required by law.

16.5	Nothing in this Agreement shall preclude you from making a protected disclosure for the purposes of the Public Interest Disclosure Act 1998.

17.	DATA PROTECTION

Processing of personal data and company policies

17.1	Information relating to an individual (or from which an individual may be identified) is called “personal data”.

17.2
In processing personal data, THE COMPANY is required to comply with the law on data protection. To help THE COMPANY achieve this it has adopted policies including the Data Protection Policy and Internal Breach Policy. Copies may be found on THE COMPANY’s intranet. You must read these and comply with them in carrying out your work. If you are unclear how the policies apply or, more generally, what you need to do to comply with the law on data protection, you should speak to HR.

Data protection principles

17.3
In complying with the law on data protection, THE COMPANY is required to comply with what are known as data protection principles. These are summarised in the Data Protection Policy and Internal Breach Policy. In performing your role and carrying out your responsibilities, you must do your best to ensure that THE COMPANY complies with these principles.

17.4	A key element of the data protection principles is the duty to ensure that data is processed securely and protected against unauthorised or unlawful processing or loss. In particular, you must:

a.
ensure that laptops, memory sticks, phones and other mobile devices are password protected and encrypted. You must not take such devices outside the office without encryption. You must take care of them and keep them secure.

b.	use strong passwords, changing them regularly and not sharing them with unauthorised colleagues.

c.	not access other individuals’ personal data unless in the course of your work.

IMMUNOCORE	Contract of Employment

d.	You must regularly review THE COMPANY’S intranet site (The Core) to ensure that you understand and follow THE COMPANY’S IT policies.

Data breach - and urgent notification

17.5
If you discover a data breach, you must notify your line manager and the IT Support/Data Protection Officer, which is detailed on THE COMPANY’S  intranet (The Core), as soon as possible which should be within one hour of your discovery (unless that is not reasonably practicable). Depending on context, you may then need to provide further information on the circumstances of the breach.

17.6
A data breach occurs where there is destruction, loss, alteration or unauthorised disclosure of or access to personal data, which is being held, stored, transmitted or processed in any way. For example, there is a data breach if THE COMPANY’s servers are hacked or if you lose a laptop or USB stick or send an email to the wrong person by mistake.

17.7	Failure to notify a breach or to provide information as set out above will be treated seriously and disciplinary action may be taken.

17.8	Further information regarding how THE COMPANY handles data breaches is available on THE COMPANY’s intranet.

Why THE COMPANY processes personal data

17.9
For information on the nature of the data THE COMPANY processes, why it processes it, the legal basis for processing and related matters, please refer to THE COMPANY’s Privacy Notice which may be found on THE COMPANY’s intranet. In summary:

a.	THE COMPANY processes personal data relating to you for the purposes of its business including management, administrative, employment and legal purposes.

b.
THE COMPANY monitors its premises and the use of its communication facilities, including using CCTV cameras, monitoring compliance with THE COMPANY’s data and IT policies, and where non-compliance is suspected, looking in a more targeted way.

17.10
The summary above is for information only. THE COMPANY does not, in general, rely on your consent as a legal basis for processing. Agreeing the terms of this Agreement will not constitute your giving consent to THE COMPANY’s processing of your data.

17.11	THE COMPANY reserves the right to amend the policy and protocol documents referred to above from time to time.

IMMUNOCORE	Contract of Employment

18.	RESTRICTIONS

18.1	For the purpose of this clause 18:

a.
“Business” means the business of THE COMPANY or any part thereof and any other business or part thereof carried on by any Group Company as at the Termination Date and/or during the Protected Period, and in respect of which you have been materially concerned or about which you have acquired Confidential Business Information, in either case during the Protected Period;

b.
“Client” means any person who, as at the Termination Date or any time during the Protected Period, is or was a client of THE COMPANY or any Group Company or negotiating with THE COMPANY or any Group Company for the provision of any Restricted Services and in respect of which you have been materially concerned or about which you have acquired Confidential Business Information, in either case during the Protected Period;

c.
“Key Employee” means any person who at any time during the Protected Period is or was employed or engaged by THE COMPANY or any Group Company in a senior, managerial, sales, marketing, technical or supervisory capacity and with whom you dealt during that period;

d.
“Material Interest” means (i) the holding of any position (whether employed or engaged) or the provision of services as director, officer, employee, consultant, adviser, partner, principal, agent or volunteer; (ii) the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures except for the ownership for investment purposes only of not more than 3 per cent of the issued ordinary shares of any company whose shares are listed on any recognised investment exchange (where recognised investment exchange has the meaning given in section 285 of the Financial Services and Markets Act 2000); or (iii) the direct or indirect provision of any financial assistance;

e.
“Protected Period” means the 12 months immediately preceding the earlier of the Termination Date and the commencement of any period during which the Company has exercised its rights pursuant to clause 12.2 of this Agreement;

f.
“Restricted Services” means any goods and/or services competitive with those supplied by THE COMPANY or any Group Company at any time during the Protected Period and in relation to which you were materially involved or concerned or for which you were responsible during that period or about which you have acquired Confidential Business Information;

g.	“Termination Date” means the date on which your employment terminates.

18.2
You acknowledge that in the course of your employment you are likely to obtain knowledge of THE COMPANY’s trade secrets and/or other confidential information and/or will have dealings with the Clients and Key Employees and that the relationships with such Clients are proprietary rights belonging to THE COMPANY and that it is fair and reasonable for THE COMPANY to seek to protect its interests by the provisions of this clause.

18.3
You shall not for the period of six months following the Termination Date hold a Material Interest in any business or venture which is or is about to be in competition with the Business or any part thereof or is likely to result in the intentional or unintentional disclosure or use of Confidential Business Information by you in order for you to properly discharge your duties to or further your interest in that business or venture.

IMMUNOCORE	Contract of Employment

18.4	You shall not directly or indirectly for the period of twelve months after the termination of your employment in respect of any Restricted Services:

a.	seek in any capacity whatsoever any business, orders or custom from any Client;

b.	accept in any capacity whatsoever orders from or deal with any Client;

c.	encourage or try to encourage any Client either not to give custom or to take custom away from THE COMPANY or any Group Company;

d.	endeavour to entice away from THE COMPANY or knowingly employ or engage the services of or procure or assist any third party so to employ or engage the services of any Key Employee.

18.5
Whilst the restrictions referred to in this clause 18 are regarded by the parties hereto as fair and reasonable restrictions to be imposed on you, it is accepted that the wording of this clause 18 is severable and so much of the same as a court of competent jurisdiction may regard as unreasonable shall (so far as the same is possible) be deleted.

18.6
Any period of restriction set out above will be reduced by one day for every day during the notice period which THE COMPANY requires you both to remain away from THE COMPANY’s premises and not to carry out your normal duties.

18.7	You undertake that:

a.
if you receive an offer of employment or engagement from any Person other than from THE COMPANY or any Group Company, either during your employment or during the period for which the restrictions set out above remain in force, you will immediately provide the Person with a complete copy of this clause and the relevant definitions; and

b.	if you accept the offer, you will immediately notify THE COMPANY of the identity of the Person and your acceptance of the offer.

18.8
You agree that THE COMPANY is entering into the above restrictions and all relevant definitions for its own benefit and as trustee for each Group Company.  You agree that each such Group Company may enforce the benefit of each such restriction. You shall at the request and expense of THE COMPANY enter into direct undertakings with any such Group Company which correspond to the undertakings in this clause 18.

18.9
You agree that if THE COMPANY transfers all or any part of its business to a third party (“transferee”), the restrictions contained in this clause 18 shall, with effect from the date of you becoming an employee of the transferee, apply to you as if references to THE COMPANY included the transferee and references to any Group Companies were construed accordingly and as if references to clients were of THE COMPANY and/or the transferee and their respective Group Companies.

IMMUNOCORE	Contract of Employment

19.	DISMISSAL PROCEDURE

19.1
THE COMPANY has a dismissal procedure, full details of which are given on THE COMPANY’S intranet. The dismissal procedure does not form part of your terms and conditions of employment and accordingly THE COMPANY may change it from time to time or decide not to follow it.

20.	DISCIPLINARY PROCEDURE

20.1
THE COMPANY has a disciplinary procedure, full details of which are given on THE COMPANY’S intranet. Appeals against disciplinary decisions are to be made directly to your manager and/or the Head of HR. The disciplinary procedure does not form part of your terms and conditions of employment and accordingly THE COMPANY may change it from time to time or decide not to follow it.

20.2
THE COMPANY may suspend you for however long THE COMPANY considers appropriate to investigate any aspect of your performance or conduct or to follow disciplinary proceedings. THE COMPANY may attach conditions to any such suspension. You must comply with any such conditions and co-operate fully with any investigation. During any period of suspension, you would normally receive the same pay and benefits as if you were at work, although THE COMPANY reserves the right to withdraw and/or defer pay and/or benefits in appropriate circumstances.

21.	GRIEVANCE PROCEDURE

21.1
If you have a grievance you should discuss it with your manager and/or the Chief Executive Officer. Full details of THE COMPANY’s Grievance Procedure are given on THE COMPANY’S intranet. The grievance procedure does not form part of your terms and conditions of employment and accordingly THE COMPANY may change it from time to time or decide not to follow it.

22.	HEALTH AND SAFETY

22.1
You have a legal duty to take reasonable care for the health and safety of yourself and of other persons who may be affected by your acts or omissions at work. You must also co-operate with THE COMPANY to enable THE COMPANY to ensure, so far as reasonably practicable, the health, safety and welfare at work of all its employees and to comply with any other duties or requirements relating to health and safety. No employee or other person should intentionally or recklessly interfere with, or misuse, anything that is provided in the interests of health, safety or welfare.

22.2	Approved protective clothing must be worn in designated areas of THE COMPANY. The particular requirements of each area are clearly displayed at the entrances.

22.3	The necessary protective clothing will be maintained by THE COMPANY.

IMMUNOCORE	Contract of Employment

22.4
Full details of the Health and Safety procedures in place can be found on THE COMPANY’S intranet. They do not form part of your terms and conditions of employment and accordingly THE COMPANY may change them from time to time.

22.5	THE COMPANY operates a No Smoking policy throughout its premises, which you are required to observe.

23.	RULES, POLICIES AND PROCEDURES

23.1
You must comply at all times with the rules, policies and procedures introduced by THE COMPANY from time to time. Copies of all rules, policies and procedures appear on THE COMPANY’S intranet; for the purpose of clarity they are not incorporated by reference into this contract, are non-contractual and can be changed, replaced or withdrawn at any time at the discretion of THE COMPANY. Breach of THE COMPANY rules, policies or procedures may result in disciplinary action.

24.	PREVIOUS AGREEMENTS

24.1
This Agreement (including Schedule 1) sets out the entire agreement and understanding between the parties and supersedes all prior agreements, understandings or arrangements (oral or written) in respect of your employment or engagement by THE COMPANY.  No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

24.2
You represent and warrant that you are not a party to any agreement, contract (whether of employment or otherwise) or understanding which would in any way restrict or prohibit you from undertaking or performing any of the duties in accordance with this Agreement.

25.	NOTICE

25.1
A notice given by a party under this Agreement shall have effect from the earlier of its actual or deemed receipt. Without limiting how notice may be given, it may be given personally, delivered by hand or sent by post or email.

25.2	A notice given personally shall be received if:

a.	in the case of a notice to THE COMPANY, it is handed to a member of the HR department or another member of senior management;

b.	in the case of notice to you, it is handed to you.

25.3	Any such notice shall have effect from the time of receipt.

25.4	Notice shall be deemed received:

a.	if delivered by hand to the other party’s address, at the time of delivery;

b.	if sent by first class or recorded delivery post to the other party’s address, at 9.00 am on the second business day after posting;

c.	if sent by e-mail to the other party’s email address, at 9.00 am on the business day after transmission.

IMMUNOCORE	Contract of Employment

25.5	Reference to time is to local time in the place of deemed receipt.

25.6	For these purposes:

a.	THE COMPANY’s address shall be the address set out in this Agreement or another address of which you have been notified by THE COMPANY;

b.
THE COMPANY’s email address shall be the email address of any member of the HR department or another member of senior management (in each case, unless they are on a leave of absence at the relevant time);

c.	your address shall be the address set out in this Agreement or, if you have notified THE COMPANY of a new address, the last address known to THE COMPANY;

d.	your email address shall be your work email address (provided that at the relevant time you are permitted to access it) or any personal email address of which you have notified THE COMPANY.

25.7	You must tell THE COMPANY of any changes in your home address and other contact details, the bank account to which you would like your salary paid and to your next of kin.

26.	THIS AGREEMENT

26.1	This Agreement will be governed by the laws of England and Wales and the Courts of England and Wales will have non-exclusive jurisdiction to adjudicate any disputes arising under it.

26.2	By signing this Agreement, you confirm that you are not entering into this Agreement with THE COMPANY in reliance upon any oral or written representations made to you by THE COMPANY or on its behalf.

26.3
This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one Agreement.

IMMUNOCORE	Contract of Employment

SCHEDULE 1 - TERMINATION OF EMPLOYMENT

Either you or THE COMPANY may terminate the employment relationship at any time, with or without Cause (as defined below).  The provisions in this Schedule govern the amount of compensation, if any, to be provided to you upon termination of employment.

1.	Termination by Virtue of your Death or Disability.

1.1
In the event of your death while employed pursuant to this Agreement, all obligations of the parties hereunder and your employment shall terminate immediately, and THE COMPANY shall, pursuant to THE COMPANY’s standard payroll policies and applicable law, pay to your legal representatives the Accrued Obligations (as defined in Paragraph 2.3 below) due to you, but neither you nor your legal representatives will receive the Non-CIC Severance Benefits (as defined below), the CIC Severance Benefits (as defined below), or any other severance compensation or benefit from the Company.  Notwithstanding the foregoing, nothing in this paragraph or in this Agreement shall preclude you from remaining eligible to receive any payments or benefits pursuant to any life assurance or permanent health insurance policy under which you participate, subject to and in accordance with the terms of this Agreement, such policy and applicable law.

1.2
Subject to applicable law, THE COMPANY shall at all times have the right, upon written notice to you, to terminate this Agreement based on your Disability (as defined below).  Termination by THE COMPANY of your employment based on “Disability” shall mean termination because you are unable due to a physical or mental condition to perform the essential functions of your position with or without reasonable adjustments for twelve (12) months in the aggregate during any eighteen (18) month period or based on the written certification by two qualified licensed physicians (one of which shall be selected by you or your guardian) of the likely continuation of such condition for such period.  In the event your employment is terminated based on your Disability, you will be entitled to notice as described in clause 12 of this Agreement and the Accrued Obligations due to you, but you will not receive the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit from the Company.  Notwithstanding the foregoing, nothing in this paragraph or in this Agreement shall preclude you from remaining eligible to receive any payments or benefits pursuant to any life assurance or permanent health insurance policy under which you participate, subject to and in accordance with the terms of this Agreement, such policy and applicable law.

IMMUNOCORE	Contract of Employment

2.	Termination by THE COMPANY or Resignation by you (not in connection with a Change in Control).

2.1
THE COMPANY shall have the right to terminate your employment pursuant to this Paragraph 2 at any time (subject to any applicable cure period stated in Paragraph 2.5) with or without Cause by giving notice as described in clause 12 of this Agreement.  Likewise, you can resign from employment with or without Good Reason, by giving notice as described in clause 12 of this Agreement.  You hereby agree to comply with the additional notice requirements set forth in Paragraph 2.4 below for any resignation for Good Reason.  If you are terminated by THE COMPANY (with or without Cause) or resign from employment with THE COMPANY (with or without Good Reason), then you shall be entitled to the Accrued Obligations (as defined below).  In addition, if you are terminated without Cause or resign for Good Reason, in either case, outside of the Change in Control Measurement Period (as defined below) and further provided that you timely execute and allow to become effective a settlement agreement that includes, among other terms, a general release of claims in favour of THE COMPANY and each Group Company (subject to standard carve-outs preserving your rights to accrued benefits and equity), as well as mutual non-disparagement provisions, in a form presented by THE COMPANY and to be negotiated by the parties acting reasonably and in good faith (the “Settlement Agreement”), and subject to Paragraph 2.2 (the date that the general release of claims in the Settlement Agreement becomes effective is referred to as the “Release Date”), then you shall be eligible to receive the following severance benefits (collectively the “Non-CIC Severance Benefits”):

2.1.1
THE COMPANY will pay you severance pay in the form of continuation of your then-current Base Salary (ignoring any decrease that forms the basis for your resignation for Good Reason, if applicable) for twelve (12) months following the date on which your employment terminates (such period of time, the “Non-CIC Severance Period”, and such aggregate Base Salary amount payable, the “Non-CIC Severance”).  The Non-CIC Severance will be paid in substantially equal instalments on THE COMPANY’s regular payroll schedule over the Non-CIC Severance Period, subject to standard deductions and withholdings, shall be reduced by any period of notice that you serve and shall be inclusive of any PILON; provided, however that no portion of the Non-CIC Severance (except for any PILON instalment which is due) will be paid prior to the Release Date, and any such payments that are otherwise scheduled to be made prior to the Release Date shall instead accrue and be made on the first regular payroll date following the Release Date; and

2.1.2
THE COMPANY will pay to you in monthly instalments, subject to applicable tax withholding, a fully taxable cash payment equal to the coverage premium for your (and your covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of:  (1) the close of the Non-CIC Severance Period; or (2) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

2.2
You shall not receive the Non-CIC Severance Benefits pursuant to Paragraph 2.1 or the CIC Severance Benefits pursuant to Paragraph 3.1, as applicable (except for any PILON which is due to you), unless you execute the Settlement Agreement within the consideration period specified therein, which shall in no event be more than forty-five (45) days, and until the Settlement Agreement becomes effective.  Your ability to receive the Non-CIC Severance Benefits pursuant to Paragraph 2.1 or the CIC Severance Benefits pursuant to Paragraph 3.1, as applicable, is further conditioned upon you: (i) returning all Company property; (ii) complying with your post-termination obligations under this Agreement; (iii) complying with the Settlement Agreement, including without limitation any non-disparagement and confidentiality provisions contained therein; and (iv) resignation from any other positions you hold with THE COMPANY or any Group Company, including any position on the Board of Directors of any Group Company effective no later than your date of termination (or such other date as requested by the Board).

IMMUNOCORE	Contract of Employment

2.3
For purposes of this Agreement, “Accrued Obligations” are (i) your accrued but unpaid salary through the date of termination, and (ii) any unreimbursed business expenses incurred by you payable in accordance with THE COMPANY’s standard expense reimbursement policies; and (iii) any earned but unpaid Annual Bonus for the year immediately preceding the year in which your employment terminates.

2.4
For purposes of this Agreement, “Good Reason” means any of the following actions taken by THE COMPANY without your express written consent:  (i) a material reduction by THE COMPANY of your Base Salary (other than in a broad based reduction similarly affecting all other members of THE COMPANY’s executive management); (ii) the relocation of your principal place of employment, without your consent, in a manner that lengthens your one-way commute distance by fifty (50) or more miles from your then-current principal place of employment immediately prior to such relocation; (iii) a material reduction in your duties, authority, or responsibilities for THE COMPANY relative to your duties, authority, or responsibilities in effect immediately prior to such material reduction; or (iv) a material breach of this Agreement by THE COMPANY (or its successor) provided further, that, any such termination by you shall only be deemed for Good Reason pursuant to this definition if: (1) you give the Chief Executive Officer written notice of your intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that you believe constitute(s) Good Reason, which notice shall describe such condition(s); (2) THE COMPANY fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); (3) THE COMPANY has not, prior to the Chief Executive Officer receiving such notice from you, already informed you in writing that your employment with THE COMPANY is being terminated; and (4) you voluntarily terminate your employment within thirty (30) days following the end of the Cure Period.

2.5
For purposes of this Agreement, “Cause” for termination shall mean that you have engaged in any of the following:  (i) your failure to comply with applicable laws, rules, or regulations; (ii) your insubordination or wilful and repeated failure to comply with the lawful directions of the Chief Executive Officer provided that, if such failure to comply is amenable to cure in the Board’s sole discretion (reasonably exercised), then you receive written notice of such failure to comply and thirty (30) days to cure such failure to the Board’s reasonable satisfaction in its sole discretion; (iii) your committing any act which constitutes a breach of fiduciary duty owed by you to THE COMPANY or any Group Company; (iv) your material failure to perform satisfactorily the material duties of your position, or incompetence in the performance of such duties, provided that you receive written notice of such failure and thirty (30) days to cure such failure to Board’s reasonable satisfaction in its sole discretion; (v) your material breach of any provision of this Agreement, any other written agreement between the you and THE COMPANY or any Group Company, provided that, if such breach is amenable to cure in the Board’s sole discretion, then you receive written notice of such breach and thirty (30) days to cure such breach to Board’s reasonable satisfaction in its sole discretion; (vi) your material breach of any internally published policies of THE COMPANY or any Group Company, provided that, if such breach is amenable to cure in the Board’s sole discretion, then you receive written notice of such breach and thirty (30) days to cure such breach to Board’s reasonable satisfaction in its sole discretion; (vii) your acts or omissions constituting gross negligence, recklessness, wilful misconduct, illegal conduct, fraud, embezzlement, or misappropriation; or (viii) any conduct which constitutes a criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed).

IMMUNOCORE	Contract of Employment

2.6
The Non-CIC Severance Benefits provided to you pursuant to this Paragraph 2 are in lieu of, and not in addition to, any benefits to which you may otherwise be entitled under any Company severance plan, policy, or program.  For avoidance of doubt, you shall not be eligible to receive both CIC Severance Benefits and Non-CIC Severance Benefits.

2.7
Any damages caused by the termination of your employment without Cause not in connection with a Change in Control would be difficult to ascertain; therefore, the Non-CIC Severance Benefits for which you are eligible pursuant to Paragraph 2.1 above in exchange for the Settlement Agreement is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

2.8
If THE COMPANY terminates your employment for Cause, or you resign from employment with THE COMPANY without Good Reason, regardless of whether or not such termination is in connection with a Change in Control (as defined in the Plan), then you shall be entitled to the Accrued Obligations (and, if applicable in the event of your resignation without Good Reason, any PILON), but you will not be eligible for the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit from the Company.  Notwithstanding the foregoing, nothing in this paragraph or in this Agreement shall preclude you from remaining eligible to receive any payments or benefits pursuant to any life assurance or permanent health insurance policy under which you participate, subject to and in accordance with the terms of this Agreement, such policy and applicable law.

3.	Termination by THE COMPANY without Cause or Resignation by you for Good Reason (in connection with a Change in Control).

3.1
In the event that THE COMPANY terminates your employment without Cause or you resign for Good Reason, in either case, upon or within eighteen (18) months following the effective date of a Change in Control (as defined in the Plan, and such period, the “Change in Control Measurement Period”) then you shall be entitled to the Accrued Obligations and, subject to your full compliance with Paragraph 2.2 above, you shall be eligible to receive the following severance benefits (collectively the “CIC Severance Benefits”):

3.1.1
THE COMPANY will pay you severance pay in the form of continuation of your then-current Base Salary (ignoring any decrease that forms the basis for your resignation for Good Reason, if applicable) for eighteen (18) months following the date on which your employment terminates (such period of time, the “CIC Severance Period”, and such aggregate Base Salary amount payable, the “CIC Severance”).  The CIC Severance will be paid in substantially equal instalments on THE COMPANY’s regular payroll schedule over the CIC Severance Period, subject to standard deductions and withholdings, shall be reduced by any period of notice that you serve and shall be inclusive of any PILON; provided, however that no portion of the CIC Severance (except for any PILON instalment which is due) will be paid prior to the Release Date, and any such payments that are otherwise scheduled to be made prior to the Release Date shall instead accrue and be made on the first regular payroll date following the Release Date;

IMMUNOCORE	Contract of Employment

3.1.2
THE COMPANY will pay to you in monthly instalments, subject to applicable tax withholding, a fully taxable cash payment equal to the coverage premium for your (and your covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of:  (1) the close of the CIC Severance Period or; (2) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

3.1.3
THE COMPANY will make a lump sum cash payment to you in an amount equal to one and a half (1.5) times the Target Bonus for the year in which the termination occurs, subject to standard deductions and withholdings, which will be paid in a lump sum on the 60th day following the date on which your employment terminates;

3.1.4
THE COMPANY will pay you an amount equal to the prorated portion of the Annual Bonus for the calendar year in which your termination occurs (calculated using the Target Percentage for the number of days in the calendar year that have passed prior to your termination) (the “Pro-Rated Bonus”).  The Pro-Rated Bonus will be subject to standard deductions and withholdings and will be paid in a lump sum on the 60th day following the date on which your employment terminates; and

3.1.5
Effective as of your termination date, the vesting and exercisability of all outstanding equity awards covering the Parent’s ordinary shares that are held by you immediately prior to the termination date (if any) shall be accelerated in full.

3.2
The CIC Severance Benefits provided to you pursuant to this Paragraph 3 are in lieu of, and not in addition to, any benefits to which you may otherwise be entitled under any Company severance plan, policy, or program.

3.3
Any damages caused by the termination of your employment without Cause during the Change in Control Measurement Period would be difficult to ascertain; therefore, the CIC Severance Benefits for which you are eligible pursuant to Paragraph 3.1 above in exchange for the Release are agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

4.	Cooperation with THE COMPANY After Termination of Employment.

Following termination of your employment for any reason, you shall reasonably cooperate with THE COMPANY, upon reasonable notice, in all matters relating to the winding up of your pending work including, but not limited to, any litigation in which THE COMPANY or any Group Company is involved, and the orderly transfer of any such pending work to such other executives as may be designated by THE COMPANY. The Company will reimburse you for reasonable expenses incurred in connection with such cooperation, including travel expenses and reasonable legal expenses in connection with any required written or oral testimony.

5.	Effect of Termination.

You agree that should your employment be terminated for any reason, you shall be deemed to have resigned from any and all positions with THE COMPANY or any Group Company.

IMMUNOCORE	Contract of Employment

Signed by	)
IMMUNOCORE LIMITED:	)
	)	/s/ Bahija Jallal
	)	Bahija Jallal, CEO

SIGNED as a DEED by	)
EMPLOYEE	)
	)	/s/ Tina St Leger
Tina St Leger

In the presence of:
Witness’s signature		/s/ Jonathan Briggs
Witness’s name (in BLOCK CAPITALS):		JONATHAN BRIGGS
Witness’s address:		[***]